Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into on April 8, 2022 (the “Effective Date”), by and between Sunshine Biopharma, Inc. a Colorado corporation (the "Company"), and Dr. Steve N. Slilaty (the "Executive").

RECITALS

WHEREAS, the Executive has been the Company’s Chief Executive Officer since 2009, serving with limited compensation therefore;

WHEREAS, the Executive is the inventor on three (3) out of the four (4) patents owned by the Company and is the developer of the Company’s anticancer compound, Adva-27a, and anti-coronavirus compound, SBFM-PL4, as well as the nutritional supplement product, Essential 9tm; and

WHEREAS, the Company and the Executive now desire to enter into this Agreement to memorialize the terms and conditions under which the Executive shall hereinafter serve as the Chief Executive Officer and President of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.       Certain Definitions

The following capitalized terms shall have the following meanings. All other capitalized terms used herein shall have the meanings set forth in this Agreement.

(a)	"Cause" as used in this Agreement means any of the following: (i) Executive committing an act or acts of fraud in the performance of his duties hereunder, as adjudicated by a court of law having competent jurisdiction, or (ii) Executive is convicted of, or pleads guilty to, a felony under federal or applicable state laws, and (iii) any material breach by Executive of any material provision of this Agreement is not fully cured within thirty (30) days after written notice thereof, as adjudicated by a court of law having competent jurisdiction.

(b)	"Disability" shall mean the absence of the Executive from the Executive's duties to the Company for a six-month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by the Executive’s family physician.

(c)	"Valid Reason": The Executive shall have Valid Reason to resign from employment upon the occurrence of any of the following events:

(i)         any material adverse change in the Executive's job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent;

(ii)        a material breach of this Agreement by the Company, including without limitation, the failure to pay compensation or benefits when due or as specified hereunder.

The Executive shall provide notice of such breach to the Company and the Company shall have a period of ten (10) days following its receipt of such notice to cure the matters or events identified in the notice (the "Cure Period"). The Executive shall still be entitled to pay and benefits during the Cure Period. If the Company does not cure the event or events constituting the basis for Valid Reason by the end of the Cure Period, the Executive may resign from employment within three (3) days immediately following the last day of the Cure Period. A resignation or other voluntary termination of employment by the Executive that does not comply with the requirements of this Section 1(e) shall not constitute termination for Valid Reason.

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2.       Responsibilities

Executive’s title will be Chairman of the Board of Directors, President and Chief Executive Officer of Sunshine Biopharma, Inc. (hereinafter, the "Company") and this agreement will be effective the Effective Date. This position will be located in Montreal, Quebec, Canada or such other location mutually agreed upon, in which case the Company shall provide Executive a full relocation package. Executive will report directly to the Company's Board of Directors.

3.       Term of Employment

The term of this Agreement shall commence on the Effective Date and shall continue for a period of four (4) years and shall be automatically renewed for one three (3) year period (the “Term”). The Term of this Agreement is subject to termination only in accordance with the provisions set forth in Section 5 hereof.

4.       Compensation and Benefits

Compensation of the Executive shall be comprised of the following:

4.1       A Base Salary at the annual rate of $360,000 or $30,000 per month (USD), payable monthly.

4.2       Further, during the term of this agreement, Executive’s Base Salary will be reviewed annually by the Board of Directors, to determine the amount Executive’s Base Salary should be increased in light of increase in cost of living. The minimum annual Base Salary increase shall be in accordance with the US Consumer Price Index or 5%, whichever is higher, with the first annual increase to take effect as of January 1, 2023.

4.3       Executive will be eligible to participate in all of the Company's benefit plans, health benefits, life insurance, as well as any other retirement plans offered by the Company.

4.5       Executive will be eligible for three (3) weeks of vacation during each year of this Agreement, or such greater period as the Board of Directors shall approve, and to the number of paid holidays given by the Company to its employees generally, without reduction in salary or other benefits.

4.6       Reimbursement from the Company for all reasonable and customary expenses incurred by Executive in performing services to the Company under this Agreement, including travel and entertainment expenses and other out-of-pocket expenses provided that Executive shall submit reasonable documentation with respect to such expenses.

5.       Termination and Obligations of the Company Upon Termination

Executive employment with the Company may be terminated as follow:

(a)	Termination With Cause. Executive employment with the Company may be terminated at any time for Cause. In the event of such termination, the Company shall immediately cease to have any further obligation to Executive except for earned but unpaid Base Salary and reimbursement of expenses as specified under Section 4.6 hereof. All compensation issued to Executive prior to such event shall be unaffected.

(b)	Termination Without Cause, Or for Valid Reason. Executive employment with Company may be terminated by either party, upon not less than ninety (90) days prior written notice to the other, without Cause by the Company or for Valid Reason by the Executive. In the event of termination under either of these events, the Company shall pay the Executive $10 million in cash. In addition, the Company shall reimburse any outstanding expenses of the Executive. All compensation issued to Executive prior to such event shall be unaffected.

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(c)	Termination Upon Death or Disability. In the event of Executive’s death or Disability, the employment of the Executive shall be terminated and the Company shall pay the Executive (or his estate or legal representatives) $2 million in cash. The Company shall take out a disability policy with the Executive as beneficiary that will pay Executive the balance of Base Salary due hereunder. In addition, the Company shall reimburse any outstanding expenses of the Executive in accordance with the conditions set forth herein. All compensation issued to Executive prior to such event shall be unaffected.

6.       Obligations of the Company Upon Expiration of the Term

Upon expiration of the Term, the Company shall pay the Executive $2 million in cash and shall reimburse any outstanding expenses of the Executive and issue to him any additional compensation due and owing in accordance with the conditions set forth herein. All compensation issued to Executive prior to this event shall be unaffected.

7.       Nature of Payments.

All amounts to be paid by the Company to Executive pursuant to this Agreement (other than Basic Salary or reimbursement of expenses) shall be considered by the parties to be deemed "severance" payments. In the event that such payments shall be treated as damages, it is expressly acknowledged by the parties hereto that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof and are not a penalty.

8.       Confidentiality and Non-Competition.

In view of the unique and valuable services Executive is expected to render to the Company and Executive acknowledges the existence of confidential information regarding the business of the Company, Executive hereby agrees NOT to engage in any business activity that is in competition with that which Executive performs at the Company for the Term of this Agreement, plus one (1) year after the Term of this Agreement without written consent of the Company, which shall not be unreasonably withheld.

9.       Miscellaneous

9.1       Governing Law. This agreement shall be governed by the construed in accordance with the laws of the State of Colorado without regard to principles of conflict of laws.

9.2       Arbitration. Any controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement or any termination hereof shall be solely and finally settled by arbitration under the rules of the American Arbitration Association, and judgment of the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Any such arbitration shall be in New York City, NY. A decision of the arbitrator shall be final and binding upon the parties and the arbitrator shall be authorized to apportion fees and expenses (including counsel fees and expense) as the arbitrator shall deem appropriate.

9.3       Contesting the Agreement/ Confession of Judgment. The Company hereby waives all claims it might have to contest the payments or other compensation obligations owed to the Executive as set forth herein and hereby waives any defense it may have regarding this issue and confesses to judgement in connection therewith.

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9.4       Entire Agreement. This Agreement contains the complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings and agreements, written or oral, between the parties relating to the subject matter hereof.

9.5       Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, (the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law) any such invalidity or unenforceability shall be deemed replaced by a term or provision determined by the parties as coming closest to expressing the intention of the invalid or unenforceable term or provision.

9.6       Notice. Any notice to be given hereunder shall be in writing and either delivered in person, by nationally recognized overnight courier, or by registered- or certified first class mail, postage prepaid, addressed to such address of the parties as set forth in the Company’s SEC filings.

9.7       Headings. The section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

9.8       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, by all which when together shall constitute one and the same Agreement.

9.9       Indemnification. The Company hereby indemnifies and holds Executive harmless against any and all losses, claims, suits, judgments, damages, liabilities, costs or expenses, including reasonable legal fees and expenses, to which Executive may become subject in connection with the good faith performance of Executive’s responsibilities under this Agreement. This provision will survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

SUNSHINE BIOPHARMA, INC.

By: /s/ Camille Sebaaly

Name: Camille Sebaaly

Title: CFO

ACCEPTED AND AGREED IN ALL RESPECTS:

/s/ Dr. Steve N. Slilaty

Dr. Steve N. Slilaty

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